Exhibit 99

RPC, Inc. Reports Fourth Quarter and Year-End 2014 Financial Results

ATLANTA, January 28, 2015 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter ended December 31, 2014.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2014, revenues increased 29.8 percent to a record $632.2 million compared to $487.0 million in the fourth quarter of last year.  Revenues increased compared to the prior year primarily due to higher activity levels and service intensity in our major service lines and a larger fleet of revenue-producing equipment in our pressure pumping service line.  Operating profit for the quarter was $125.0 million compared to operating profit of $64.5 million in the prior year.  Net income for the quarter was $77.6 million or $0.36 diluted earnings per share, compared to $37.6 million or $0.17 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 56.5 percent to $187.0 million compared to $119.4 million in the prior year. 1

Cost of revenues during the fourth quarter of 2014 was $390.5 million, or 61.8 percent of revenues, compared to $318.9 million, or 65.5 percent of revenues during the fourth quarter of last year.  Cost of revenues increased due to higher materials and supplies expenses and employment costs resulting from higher activity levels.  As a percentage of revenues, cost of revenues decreased compared to the prior year due to a favorable pressure pumping job mix and improved supply chain logistics.

Selling, general and administrative expenses were $50.9 million in the fourth quarter of 2014 compared to $45.5 million in the fourth quarter of 2013.  As a percentage of revenues, these costs decreased to 8.1 percent in the fourth quarter of 2014 compared to 9.4 percent in the fourth quarter of 2013 primarily due to leverage of higher revenues over fixed employment costs.  Depreciation and amortization increased to $61.6 million during the quarter compared to $54.3 million in the fourth quarter of the prior year due to capital expenditures made during the previous four quarters.  Interest expense during the fourth quarter of 2014 was $589.0 thousand, an increase compared to $257.0 thousand during the fourth quarter of the prior year.  Interest expense increased during the fourth quarter as compared to the prior year due to a higher average balance on our syndicated credit facility, partially offset by lower effective interest rates.

For the year ended December 31, 2014, revenues increased 25.6 percent to $2.3 billion compared to $1.9 billion last year.  Net income for the year was $245.2 million, or $1.14 diluted earnings per share, compared to $166.9 million, or $0.77 diluted earnings per share last year.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

4th Quarter 2014 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended December 31, 2014 increased by $11.5 million or 1.9 percent compared to the third quarter of 2014.  Revenues increased due to higher activity levels, increased service intensity, and additions to our pressure pumping fleet, partially offset by holidays.  Cost of revenues during the fourth quarter decreased by $7.8 million or 2.0 percent due to improved supply chain processes and  operational efficiencies and lower fuel and maintenance and repair expenses.  Cost of revenues as a percentage of revenues declined to 61.8 percent in the fourth quarter compared to 64.2 percent in the third quarter.  Selling, general and administrative expenses during the fourth quarter of 2014 decreased by $137.0 thousand, or less than one percent, compared to the third quarter and represented 8.1 percent of revenues in the fourth quarter, a slight decrease compared to the third quarter.  RPC incurred a net loss on disposition of assets of $4.2 million in the fourth quarter of 2014, a decrease of $3.5 million compared to the third quarter.  Operating profit increased by 17.2 percent or $18.4 million compared to the third quarter.  Operating profit as a percentage of revenues increased to 19.8 percent in the fourth quarter of 2014 compared to 17.2 percent in the third quarter.

Management Commentary

“RPC’s financial results during the fourth quarter of 2014 were the result of high activity levels and service intensity, strong operational execution and the placement in service of some of our pressure pumping fleet additions,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Our revenue growth compared favorably to industry metrics on both a sequential and year-over-year basis.  The average U.S. domestic rig count during the fourth quarter was 1,914, an 8.9 percent increase compared to the same period in 2013, and an increase of less than one percent compared to the third quarter of 2014.  The average price of natural gas was $3.69 per Mcf, a 3.7 percent decrease compared to the prior year, and a 5.6 percent decrease compared to the third quarter of 2014.  The average price of oil during the quarter was $73.30 per barrel, a 24.7 percent decrease compared to the prior year and a 25.0 percent decrease compared to the third quarter of 2014.  The unconventional rig count, an important indicator of the demand for RPC’s services, increased by 15.8 percent compared to the prior year.  During the fourth quarter we took delivery of, and placed in service, approximately 47,000 pressure pumping hydraulic horsepower in areas with high demand for our services. Revenues increased in several other service lines as well, in spite of holidays and other seasonal factors.  During the fourth quarter we invested $134.0 million in capital expenditures, a significant part of which was dedicated to our pressure pumping fleet expansion.  At the end of the quarter, the balance on our syndicated credit facility was $224.5 million, an increase of $72.5 million compared to the end of the third quarter of 2014.  The balance on our syndicated credit facility increased due to these capital expenditures and the working capital requirements associated with higher activity levels.

“The price of oil declined precipitously in the fourth quarter, extending the decline that began during the third quarter, and has reached a level not seen since the first quarter of 2009.  There are many indications, including weekly rig count reports and spending plans disclosed by our customers, that U.S. domestic drilling and completion activities will decline significantly in the next few months due to this sudden decrease in oil prices.  In addition, customers planning to continue exploration and production activities in 2015 are seeking service cost reductions to offset the declines in their projected production revenues.  These factors will definitely have a negative impact on our 2015 financial results.

“This impending industry slowdown, while unexpected, occurs frequently in our industry.  We have prepared contingency plans to address factors under our control, most of which relate to expense and capital expenditure reductions.  The extent to which we take action is dependent upon the severity and expected length of this downturn, neither of which is clear to us at this time.  We have no plans to reduce our equipment maintenance or other programs which differentiate us as a high-quality provider of oilfield services.  We are committed to remaining a dependable service provider to our strong customer base during this period.  I also emphasize that our conservative balance sheet and financial strength will allow us to maintain operational quality during these challenging times and take advantage of strategic opportunities,” concluded Hubbell.

4th Quarter 2014 Earnings Release

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 30.6 percent for the quarter compared to the prior year due to increased service intensity in the service lines within this segment and a larger fleet of pressure pumping equipment.  Support Services revenues increased by 19.6 percent during the quarter compared to the prior year due principally to an improved job mix and higher activity levels in the rental tool service line, which is the largest service line within this segment, as well as higher activity levels in the other service lines which comprise this segment.  Operating profit in both Technical and Support Services improved due to higher revenues and greater utilization of personnel and equipment.

(in thousands)	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013

Revenues:
Technical services	$592,187	$453,523	$2,180,457	$1,729,732
Support services	40,019	33,458	156,956	131,757
Total revenues	$632,206	$486,981	$2,337,413	$1,861,489
Operating Profit:
Technical services	$122,542	$65,439	$390,004	$276,246
Support services	11,320	6,862	42,510	26,223
Corporate expenses	(4,665)	(4,093)	(17,072)	(17,685)
Loss on disposition of assets, net	(4,151)	(3,706)	(15,472)	(9,371)
Total operating profit	$125,046	$64,502	$399,970	$275,413
Interest Expense	(589)	(257)	(1,431)	(1,822)
Interest Income	5	346	19	419
Other Income, net	371	617	828	2,260

Income before income taxes	$124,833	$65,208	$399,386	$276,270

RPC, Inc. will hold a conference call today, January 28, 2015 at 9:00 a.m. ET to discuss the results of the fourth quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net.  The live conference call can also be accessed by calling (877) 280-2342 or (646) 254-3388 and using the access code #2973509.  For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

4th Quarter 2014 Earnings Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes.  In particular, such statements include, without limitation, our belief that U.S. domestic drilling and completion activities will decline significantly in the next few months due to the sudden decrease in oil prices; our belief that customers planning to continue exploration and production activities in 2015 are seeking service cost reductions to offset the declines in their projected production revenues; our belief that these factors will have a negative impact on our 2015 financial results; our plans not to reduce our equipment maintenance or other programs and to remain a dependable service provider to our strong customer base during this period; and our belief that our conservative balance sheet and financial strength will allow us to maintain operational quality during these challenging times and take advantage of strategic opportunities.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers.  Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013.

For information about RPC, Inc., please contact:
Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net
Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

4th Quarter 2014 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	2014	2013
REVENUES	$632,206	$620,684	$486,981	$2,337,413	$1,861,489
COSTS AND EXPENSES:
Cost of revenues	390,486	398,306	318,900	1,493,082	1,178,412
Selling, general and administrative expenses	50,951	50,814	45,544	198,076	185,165
Depreciation and amortization	61,572	57,219	54,329	230,813	213,128
Loss on disposition of assets, net	4,151	7,684	3,706	15,472	9,371
Operating profit	125,046	106,661	64,502	399,970	275,413
Interest expense	(589)	(456)	(257)	(1,431)	(1,822)
Interest income	5	4	346	19	419
Other income (expense), net	371	(454)	617	828	2,260
Income before income taxes	124,833	105,755	65,208	399,386	276,270
Income tax provision	47,196	40,870	27,565	154,193	109,375
NET INCOME	$77,637	$64,885	$37,643	$245,193	$166,895

EARNINGS PER SHARE
Basic	$0.36	$0.30	$0.18	$1.14	$0.77
Diluted	$0.36	$0.30	$0.17	$1.14	$0.77

AVERAGE SHARES OUTSTANDING
Basic	213,761	215,202	214,871	214,840	215,504
Diluted	214,519	216,334	216,269	215,890	216,733

4th Quarter 2014 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(In thousands)
	2014	2013
ASSETS
Cash and cash equivalents	$9,772	$8,700
Accounts receivable, net	634,730	437,132
Inventories	155,611	126,604
Deferred income taxes	9,422	14,185
Income taxes receivable	29,115	5,720
Prepaid expenses	9,135	9,143
Other current assets	3,843	3,441
Total current assets	851,628	604,925
Property, plant and equipment, net	849,383	726,307
Goodwill	32,150	31,861
Other assets	26,197	20,767
Total assets	$1,759,358	$1,383,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$175,416	$119,170
Accrued payroll and related expenses	49,798	36,638
Accrued insurance expenses	5,632	6,072
Accrued state, local and other taxes	6,821	5,002
Income taxes payable	944	-
Other accrued expenses	401	1,170
Total current liabilities	239,012	168,052
Long-term accrued insurance expenses	10,099	10,225
Notes payable to banks	224,500	53,300
Long-term pension liabilities	34,399	21,966
Other long-term liabilities	15,989	8,439
Deferred income taxes	156,977	153,176
Total liabilities	680,976	415,158
Common stock	21,654	21,899
Capital in excess of par value	-	-
Retained earnings	1,074,561	956,918
Accumulated other comprehensive loss	(17,833)	(10,115)
Total stockholders’ equity	1,078,382	968,702
Total liabilities and stockholders’ equity	$1,759,358	$1,383,860

4th Quarter 2014 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today’s earnings release, and anticipates using EBITDA in today’s earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC’s investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(in thousands except per share data)	December 31, 2014	September 30, 2014	December 31, 2013	2014	2013

Reconciliation of Net Income to EBITDA
Net Income	$77,637	$64,885	$37,643	$245,193	$166,895
Add:
Income tax provision	47,196	40,870	27,565	154,193	109,375
Interest expense	589	456	257	1,431	1,822
Depreciation and amortization	61,572	57,219	54,329	230,813	213,128
Less:
Interest income	5	4	346	19	419
EBITDA	$186,989	$163,426	$119,448	$631,611	$490,801

EBITDA PER SHARE
Basic	$0.87	$0.76	$0.56	$2.94	$2.28
Diluted	$0.87	$0.76	$0.55	$2.93	$2.26